Exhibit 10.5
EXECUTION COPY
ADDENDUM TO EMPLOYMENT AGREEMENT
     This ADDENDUM TO EMPLOYMENT AGREEMENT (this “Addendum”), dated as of July 23, 2008, is by and among Philadelphia Consolidated Holding Corp., a Pennsylvania corporation (the “Company”), Maguire Insurance Agency, Inc., a Pennsylvania Corporation (the “Employer”), Tokio Marine Holdings, Inc. a Japanese corporation (“Parent”), and Christopher J. Maguire (“Employee”).
     WHEREAS, Employee has served the Company and its subsidiaries pursuant to an Employment Agreement dated as of January 1, 2007 (as it exists on the date of this Addendum, the “Unamended Employment Agreement”);
     WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of the date of this Addendum (the “Merger Agreement”), with Parent and Merger Sub (as defined in the Merger Agreement) whereby, at the “Effective Time” (as defined in the Merger Agreement) (i) Merger Sub will be merged with and into the Company (the “Merger”), (ii) the separate corporate existence of Merger Sub will thereupon cease, and the Company will be the surviving corporation in the Merger, and (iii) the Company and the Employer will become direct or indirect wholly owned subsidiaries of Parent;
     WHEREAS, Employee is an integral part of the management of the Employer, and is a key participant in the decision-making process relative to short-term and long-term planning and policy of the Employer and the Company, and the parties hereto believe that it is critical to the continued success of the Company, and to the ultimate success of the Merger, that Employee continue to be employed by the Employer after the Merger; and
     WHEREAS, the parties agree that is in their best interests to enter into this Addendum, with effect as described in Section 1 of this Addendum, on the terms set forth in this Addendum.
     NOW, THEREFORE, in consideration of the promises and mutual covenants herein and for other good and valuable consideration, the parties hereby agree as follows:
          1. Effectiveness.
     (a) This Addendum shall be effective immediately as of the Effective Time (other than with respect to the covenants set forth in the immediately following sentence, which shall be effective immediately); in the event that the Merger does not occur for any reason or the Merger Agreement terminates prior to the occurrence of the Merger, this Addendum shall terminate, and shall be of no further force or effect. From and after the date of this Addendum and continuing until the Effective Time, the parties hereto acknowledge and agree that (i) Employee’s employment shall continue to be subject to the terms and conditions of the Unamended Employment

Agreement, (ii) Employee agrees not to terminate his employment with the Company for any reason (including, without limitation, for “Good Reason” (as defined in the Unamended Employment Agreement)) on or prior to the Effective Time, and (iii) the Company agrees not to take any actions that would constitute “Good Reason” for Employee to terminate his employment, and not to otherwise terminate the employment of Employee for any reason, on or prior to the Effective Time, other than for unlawful activity related to employment, demonstrable fraud or material malfeasance against the Company after a two thirds majority vote of the Board with prompt and reasonable prior written notice to Parent, and an opportunity for Parent to investigate and respond prior to the effectiveness of such termination.
     (b) As of the Effective Time, Employee shall continue Employee’s employment with the Company in an uninterrupted manner under the terms of the Unamended Employment Agreement as amended by this Addendum (the “Amended Employment Agreement”) for the Term of Employment set forth herein. Employee acknowledges and agrees that he shall not terminate his employment pursuant to either the Unamended Employment Agreement or the Amended Employment Agreement for “Good Reason” due to any consequences arising from (i) the occurrence of the Merger, (ii) the Company no longer being a publicly traded company (which may result in a change in Employee’s duties), (iii) the Company becoming a subsidiary of Parent (which may result in a change in Employee’s duties), and/or (iv) Employee no longer participating in equity compensation plans, except that, notwithstanding the foregoing, (x) any reduction in or failure to timely pay Employee’s base salary, or (y) the assignment to Employee of duties that are not of a senior executive level or are not consistent with Employee’s training or experience (other than incidental de minimis office tasks), or (z) any failure to pay the Retention Bonus or any installment thereof described below when due, shall constitute Good Reason. The parties represent, acknowledge and agree that the Merger shall not constitute a Hostile Change in Control. For purposes of clarity, notwithstanding any of the foregoing, it shall not be a breach of the Unamended Employment Agreement or of the Amended Employment Agreement if the Employee resigns from his or her employment with or without Good Reason after the Effective Time (it being acknowledged that if Employee resigns without Good Reason, he shall not receive any severance compensation of any kind under the Unamended Employment Agreement or the Amended Employment Agreement nor will he receive any unpaid Retention Bonus).
     (c) As of the Effective Time, under the Amended Employment Agreement, the following sentence shall be added to the end of Section 3(b): “Employee’s responsibilities under this Agreement will include, without limiting the breadth of the provisions contained in this Section 3, using Employee’s best efforts to maximize the shareholder value of the Employer and its Affiliates, and to increase the growth, financially and otherwise, of the Employer and its Affiliates.”
          2. Term of Employment. Notwithstanding the first sentence of Section 4 of the Unamended Employment Agreement, the Term of Employment shall be extended under the

Amended Employment Agreement, and will expire on the fifth anniversary of the Effective Time.
          3. Retention Bonus. If Employee remains continuously employed by the Employer through the first, second, and third anniversaries, respectively, after the Effective Time, then the Employer shall pay to Employee an amount equal to an aggregate of $1,500,000 (the “Retention Bonus”), to be paid in equal installments as follows: one third (1/3) of the Retention Bonus on each of such first, second, and third anniversary dates after the Effective Time, in lump sums within five (5) business days after each such date, conditioned in each case on the continued employment of Employee on such anniversary dates. If, during the three-year period after the Effective Time, Employee’s employment is terminated by Employee (other than under the circumstances described in (x)-(z) below), by the Company or the Employer for Cause, or due to Employee’s death or disability (other than in the case of Employee’s death or disability after any such anniversary date but prior to the installment payment date with respect to such anniversary date, in which case such installment shall be paid to Employee or his estate, as the case may be), then any unpaid installments of the Retention Bonus will not be paid (and will not be payable) from and after the date of such termination of employment. If, during such period, the Employer or the Company terminates Employee without Cause, then the full amount of the unpaid portion of the Retention Bonus (if any) shall be immediately due and payable to Employee in one lump sum within five (5) business days after such termination of employment. In addition, during such period, in the event of (x) any reduction in or failure to timely pay Employee’s base salary, or (y) the assignment to Employee of duties that are not of a senior executive level or are not consistent with Employee’s training or experience (other than incidental de minimis office tasks), or (z) any failure to pay an installment of Retention Bonus described below when due, then the full amount of the unpaid portion of the Retention Bonus (if any) shall be immediately due and payable to Employee in one lump sum within five (5) business days after Employee’s subsequent resignation from employment. All Retention Bonus payments shall be paid by the Parent if the Employer and/or the Company fail to make payment when due. The parties hereto agree and acknowledge that the amount of the Retention Bonus shall not be taken into account for any purposes (other than for tax witholding purposes) under the Amended Employment Agreement or under any plan, program, agreement or arrangement, including without limitation for purposes of calculating Employee’s Base Compensation, Target Bonus, severance, or other compensation whatsoever (including under any qualified or non-qualified plans).
          4. Restrictive Covenants and Confidentiality. Section 7 of the Unamended Employment Agreement is amended to delete the provisions therein in their entirety, and to insert the following in its place:
     (a) Non-Compete. During Employee’s employment with the Employer, and for a two-year period after the date Employee’s employment is terminated for any reason (the “Restricted Period”), Employee shall not directly or indirectly:
     i. hold a 5% or greater equity (including stock options whether or not exercisable), voting or profit participation interest in a Competitive Enterprise, or

     ii. associate (including as a director, officer, employee, partner, consultant, agent or advisor) with a Competitive Enterprise, or
     iii. engage, or directly or indirectly manage or supervise personnel engaged, in any activity on behalf of any Competitive Enterprise:
(A) that is substantially related to any activity that Employee was engaged in with the Employer during the 12 months prior to Employee’s termination date;
(B) that is substantially related to any activity for which Employee had direct or indirect managerial or supervisory responsibility with the Employer during the 12 months prior to Employee’s termination date; or
(C) that calls for the application of specialized knowledge or skills substantially related to those used by Employee in his activities with the Employer during the 12 months prior to Employee’s termination date.
For purposes of this Agreement, “Competitive Enterprise” means any business enterprise that either (i) engages in any activity in the insurance business or industry, or in insurance related services, such as the insurance agent and broker businesses, or (ii) holds a 5% or greater equity, voting or profit participation interest in any enterprise that engages in the insurance business or industry, or in insurance related services, such as the insurance agent and broker businesses.
     (b) Non-Solicit. During the Restricted Period, Employee shall not, in any manner, directly or indirectly (without the prior written consent of the Employer): (i) Solicit any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Employer, (ii) transact business with any Client that would cause Employee to be a Competitive Enterprise, (iii) interfere with or damage any relationship between the Employer and a Client or (iv) Solicit anyone who is then an employee or consultant of the Employer (or who was an employee of the Employer within the prior 12 months) to resign from the Employer or to apply for or accept employment or engagement with any other business or enterprise.
For purposes of this Agreement, a “Client” means any client or prospective client of the Employer to whom Employee provided services, or for whom Employee transacted business, or whose identity became known to Employee in connection with his relationship with or employment by the Employer, and “Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.
     (c) Confidential Information. Employee hereby acknowledges that, as an employee of the Employer, he will be making use of, acquiring and adding to confidential information of a special and unique nature and value relating to the

Employer and its strategic plan and financial operations. Employee further recognizes and acknowledges that all confidential information is the exclusive property of the Employer, is material and confidential, and is critical to the successful conduct of the business of the Employer. Accordingly, Employee hereby covenants and agrees that he will use confidential information for the benefit of the Employer only and shall not at any time, directly or indirectly, during the Term of Employment and thereafter divulge, reveal or communicate any confidential information to any person, firm, corporation or entity whatsoever, or use any confidential information for his own benefit or for the benefit of others. Notwithstanding the foregoing, Employee shall be authorized to disclose confidential information (i) as may be required by law or legal process after providing the Employer with prior written notice and an opportunity to respond to such disclosure (unless such notice is prohibited by law), (ii) in any criminal proceeding against him after providing the Employer with prior written notice and an opportunity to seek protection for such confidential information and (iii) with the prior written consent of the Employer.
     (d) Survival. Any termination of Employee’s employment shall have no effect on the continuing operation of this Section 7.
     (e) Validity. The terms and provisions of this Section 7 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of the Amended Employment Agreement shall thereby be affected. The parties hereto acknowledge that the potential restrictions on Employee’s future employment imposed by this Section 7 are reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any provisions of this Section 7 unreasonable in duration or geographic scope or otherwise, Employee and the Employer agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.
     (f) Adequate Consideration. The parties acknowledge that this Addendum would not have been entered into, and the Retention Bonus would not have been promised, in the absence of Employee’s covenants under this Section 7.
     (g) Remedies. Employee agrees that if Employee breaches or threatens to breach any of the provisions of this Section 7 or Section 11 of the Amended Employment Agreement, the Employer will have available, in additional to any other right or remedy available, the right to obtain injunctive and equitable relief of any type from a court of competent jurisdiction, including but not limited to restraining such breach or threatened breach and to specific performance any such provision of the Amended Employment Agreement. Employee further agrees that no bond or other security shall be required in obtaining such equitable relief and Employee hereby consents to the issuance of such injunction and to the ordering of specific performance.

     (h) Definition of Employer. The term “Employer”, as used in this Section 7, and in Sections 2(b), the last paragraph of 6(a), and Section 11 of the Amended Employment Agreement, shall include the Company, the Employer, Parent and all of their respective Affiliates.
          5. Compensation. As of the Effective Time, Employer shall provide Employee with compensation opportunities comparable in the aggregate to those provided to Employee immediately prior to the Merger, including an increase in base salary from his current level (as disclosed to Parent and its agents and representatives).
          6. Gross up Under Section 280G. Employee will be entitled to receive an amount in cash, within ten (10) business days of the Effective Time, equal to the Gross Up Payment (as defined below), if any. The term “Gross-Up Payment” will mean a payment to Employee that is sufficient to pay in full Employee’s excise tax under Section 4999 of the Code and any similar excise tax under applicable state and local tax Laws relating to “excess parachute payments” (including any excise tax or federal, state or local tax payable in respect of the Gross-Up Payment), if any, arising only from the acceleration of vesting of Employee’s Options, SARs, Performance Awards, Restricted Shares and Stock Purchase Plan Awards as defined and described in Sections 4.3(a), (b), (c), (d) and (e), respectively, of the Merger Agreement (the “Acceleration”). The manner of making the computation of the amount provided in this paragraph will be as mutually agreed between Parent and the Company between the date of this Addendum and the Effective Time. Notwithstanding anything in this Agreement to the contrary, if it is determined by Parent that Employee would otherwise be entitled to a Gross-Up Payment, but that the payments to Employee in respect of the Acceleration would not be subject to the Excise Tax if such payments in respect of the Acceleration were reduced by an amount that is equal to or less than 10% of 2.99 times Employee’s “base amount” (as defined under Section 280G of the Code), then Employee will not receive the Gross-Up Payment, and such payments in respect of the Acceleration will be reduced to the maximum amount that would not result in the imposition of the Excise Tax on Employee. The payments in respect of the Acceleration to be reduced, if any, will be reduced in the inverse order of when such payments would have otherwise been made to, or the benefits would have otherwise been received by, Employee, until the reduction specified this Section 7 is achieved. For the avoidance of doubt, the payments described in this paragraph are in lieu of, and no payments will be made to Employee under, Section 8(c) of the Unamended Employment Agreement and the Amended Employment Agreement, in connection with, or with respect to any transactions associated with, the Merger.
          7. Release Requirement Clarification. The first paragraph of Section 6(a) of the Employment Agreement is amended to delete the words “as described in Subsection 2(b) above” and to add at the end of that sentence (after the word “Control)” and before the colon) the words “which shall be provided to Employee within ten (10) days of the cessation of Employee’s employment”.
          8. General. Capitalized terms not otherwise defined in this Addendum have the meanings ascribed to such terms in the Unamended Employment Agreement. All terms of the Unamended Employment Agreement that have not been amended by this Addendum shall continue in full force and effect under the Amended Employment Agreement from and after the Effective Time. References to “Executive Committee” shall mean the Board of Directors of the

Company after the Effective Time. Parent shall be a party to the Amended Employment Agreement from and after the Effective Time, and shall be considered a party for all relevant purposes, including, for clarity, for provisions relating to Affiliates, amendments, notices to the parties, release of the Employer, Notice of Termination (at the address for Parent set forth in the Merger Agreement), restrictive covenants, and protection of Employer property and information, but, for clarity, not for purposes of employment, compensation, benefits, position, authority, title or duties.

          IN WITNESS WHEREOF, the parties hereto have executed this Addendum as of the date first above written.

PHILADELPHIA CONSOLIDATED HOLDING CORP.
By:	/s/ Craig P. Keller
	Name:	Craig P. Keller
	Title:	CFO

MAGUIRE INSURANCE AGENCY, INC.
By:	/s/ Craig P. Keller
	Name:	Craig P. Keller
	Title:	CFO

TOKIO MARINE HOLDINGS, INC.
By:	/s/ Shuzo Sumi
	Name:	Shuzo Sumi
	Title:	President

CHRISTOPHER J. MAGUIRE
By:	/s/ Christopher J. Maguire